Exhibit 10.02
ALPHABET INC.
AMENDED AND RESTATED 2021 STOCK PLAN
ALPHABET PERFORMANCE STOCK UNIT AGREEMENT

This Alphabet Performance Stock Unit Agreement (this “Agreement”) is entered into as of the Grant Date (as defined below) by and between the Participant (as defined below) and Alphabet Inc., a Delaware corporation (“Alphabet”, and together with its Subsidiaries, the “Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Alphabet Inc. Amended and Restated 2021 Stock Plan (the “Plan”).

I.GRANTS

Pursuant to the Plan, Alphabet hereby awards grants of performance stock units (“PSUs,” and each grant of PSUs, a “Grant”). Certain details of the PSUs, specifically the name of the individual being granted PSUs under this Agreement (the “Participant”), the date on which the PSUs subject to this Agreement are granted (the “Grant Date”), the number of PSUs granted (the “Target Award”) and the Performance Period during which the PSUs are earned (collectively, the “PSU Details”) are accessible to the Participant through the Participant’s brokerage account and the PSU Details are hereby incorporated into this Agreement by reference. Each PSU represents the right to receive one share of Capital Stock, subject to the terms and conditions of the Plan and this Agreement, including any additional terms and conditions for the jurisdiction in which the Participant resides and/or works contained in Exhibit B or any other appendix hereto (the “Appendix”). The number of PSUs earned under each Grant may be equal to, greater than or less than its Target Award (including zero).

II.TERMS OF PSUs

1.Vesting of PSUs.

(a)In General. Except as otherwise provided in subsections (b) and (c) below, the number of PSUs (if any) earned by the Participant under each Grant based on Alphabet’s performance against the Performance Goals (as defined in Exhibit A) during the applicable Performance Period as determined by the Committee in accordance with Exhibit A (each, a “Final Award”) will vest on the Determination Date (as defined in Exhibit A) for such Grant, subject to the Participant’s continued employment with, or service to, the Company through such date, and be settled in accordance with Section II.2 below, and any unvested PSUs will be forfeited as of the Determination Date and the Participant will have no further rights to such unvested PSUs. In the event the Participant ceases to be employed by, or ceases to provide services to, the Company prior to the Determination Date for a Grant for any reason other than (i) death (as set forth in subsection (b) below) or (ii) termination by the Company without Cause (as set forth in subsection (c) below), all of the then outstanding and unvested PSUs granted under this Agreement will be forfeited effective as of the date that the Participant ceases to be employed by, or ceases to provide services to, the Company (the “Termination Date”) and the Participant will have no further rights to such unvested PSUs. Prior to any actual delivery of shares of Capital Stock pursuant to the PSUs, the PSUs represent an unfunded, unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

(b)Death of the Participant. In the event that the Participant ceases to be employed by, or ceases to provide services to, the Company as a result of the Participant’s death (i)(x) prior to the start of the Performance Period of a Grant or during the Performance Period of a Grant, then the Target Award in respect of such Grant shall immediately vest as of the Termination Date or (y) following the end of the Performance Period of a Grant but prior to its Determination Date, then the Final Award (as determined by the Committee in accordance with Exhibit A) in respect of such Grant shall immediately vest as of such Determination Date and (ii) any delivery of shares of Capital Stock to be made to the Participant under this Agreement will be made, subject to satisfaction of all applicable Tax-Related Items, as described in Section II.4 below, to the Participant’s designated beneficiary; provided, that, such beneficiary has been designated prior to the Participant’s death; in the absence of any such effective designation, the shares will be delivered to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish Alphabet with (A) written notice of his or her status as transferee, (B) a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (C) an agreement by the transferee to comply with all the terms and conditions of PSUs that are or would be applicable to the Participant and to be bound by the acknowledgments made by the Participant hereunder. Delivery of the shares of Capital Stock in respect of PSUs vesting pursuant to this Section II.1(b) will be made as soon as practicable following the Termination Date or the Determination Date, as applicable, but in no event later than forty-five (45) days following such date and the Company shall have no further obligations under this Agreement.

(c)Termination of the Participant without Cause. In the event that the Participant ceases to be employed by, or ceases to provide services to, the Company as a result of the Company’s termination of the Participant’s employment or services without Cause prior to the Determination Date for a Grant, then the number of PSUs (if any) calculated by multiplying the Final Award (as determined by the Committee in accordance with Exhibit A) in respect of such Grant by a fraction, the numerator of which is the number of calendar days during the Performance Period during which the Participant was employed by, or providing services to, the Company and the denominator of which is the aggregate number of calendar days in the Performance Period, will vest and be settled in accordance with Section II.2 below and any unvested PSUs will be forfeited as of the Determination Date and the Participant will have no further rights to such unvested PSUs; provided, that if the Termination Date occurs prior to the start of the Performance Period of a Grant, all PSUs under the Grant will be immediately forfeited as of the Termination Date and the Participant will have no further rights to such PSUs.

For purposes of this Agreement, “Cause” means any of the following: (i) a willful failure by Participant, in the good faith judgment of the Board, to substantially perform the duties associated and consistent with the scope of the Participant’s position; (ii) the Participant’s refusal to implement or follow a lawful directive from the Board or CEO; (iii) the Participant’s breach of fiduciary duty to the Company; (iv) the Participant’s material breach of any written agreement between the Participant and the Company, including, without limitation, any applicable At-Will Employment, Confidential Information and Invention Assignment Agreement; (v) the Participant's intentional engagement in conduct that is materially injurious to the Company (economically or reputationally), including but not limited to, misappropriation of trade secrets or any other tangible or intangible property of the Company, fraud or embezzlement, but excluding any conduct by Participant that is consistent with or pursuant to a lawful directive of the Board or CEO; (vi) the Participant's material violation of a material provision of the Code of Conduct or any policy of Alphabet, Google LLC or any other affiliate of Alphabet that is applicable to the Participant (e.g., policy against sexual harassment, Alphabet's Policy Against Insider Trading (the "Trading Policy"), etc.); (vii) the Participant's material violation of any federal or state law or regulation applicable to the business of the Company; (viii) the Participant's violation of any securities laws, rules or regulations, or the rules and regulations of any securities exchange or association of which the Company is a member, failure to cooperate with the Company in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in the Participant’s position; (ix) the Participant’s engaging in gross misconduct; (x) a substantiated finding by the Company (or its delegate) of sexual harassment, sexual misconduct or retaliation; (xi) the Participant being under investigation for sexual harassment, sexual misconduct or retaliation; or (xii) the Participant’s commission of a felony under the laws of the United States or any state thereof or any comparably-classified crime under the laws of a non-US jurisdiction or other serious crime involving moral turpitude. Notwithstanding the foregoing, termination of the Participant's employment or service under (i), (ii), (iii), (iv) or (vi) (only) above will not be for “Cause” unless the Company determines in its sole discretion that the conduct alleged to constitute “Cause” is susceptible of cure or remedy; and, if so, the Participant: (a) is provided with written notice setting forth with specificity the conduct alleged to constitute “Cause,” (b) is provided not less than 30 days following such notice (the “Cure Period”) to cure or remedy such conduct prior to the effective date of the Participant's termination of employment or services, during which period the Participant shall be provided the opportunity at the Participant’s election to address the Board with respect to such conduct (with the assistance of legal counsel, if requested) and (c) fails to cure or remedy such conduct during the Cure Period.

2.Settlement of PSUs. Settlement of vested PSUs in respect of a Grant shall occur as soon as practicable following the applicable Determination Date, but in no event later than forty-five (45) days following such Determination Date, and the Company shall have no further obligations under such Grant. Alphabet will settle vested PSUs by issuing (either in book-entry form or otherwise) to the Participant (or the Participant’s beneficiary or estate, in the event of the Participant’s death), one share of Capital Stock for each vested PSU, subject to satisfaction of all applicable Tax-Related Items, as described in Section II.4 below.

3.Adjustment Upon Certain Changes. In the event of any transaction or other event described in Section 9 of the Plan, each Grant shall be treated the same way as all other performance stock units issued under the Plan held by the executive officers of Alphabet in office at the time of such event; provided, that in addition to any actions taken by the Committee in respect of such awards pursuant to Sections 9(c) and (d) of the Plan, to the extent determined by the Committee to be necessary and appropriate in its sole discretion, the number of PSUs subject to each Grant will be fixed at its Target Award.

4.Taxes.

(a)Liability for Tax-Related Items. The Participant acknowledges that the Participant is ultimately liable and responsible for any and all income taxes (including federal, state and local income taxes), payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with PSUs, regardless of any action the Company takes with respect to such Tax-Related Items. The Participant further acknowledges that the Company (i) does not make any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of PSUs, including the grant, vesting and settlement of PSUs under any Grant, or the subsequent sale of shares of Capital Stock acquired upon settlement of any PSUs and (ii) does not commit, and is under no obligation, to structure the terms of PSUs or any aspect of PSUs under any Grant to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.

(b)Payment of Withholding Taxes. Alphabet shall, pursuant to such procedures as the Committee may specify from time to time, withhold a number of shares of Capital Stock otherwise issuable upon settlement of any vested PSUs having an aggregate Fair Market Value sufficient to satisfy the federal, state and local withholding tax requirements attributable to vested PSUs but not greater than the withholding obligations, as determined by the Committee in its discretion; provided, that, the Committee hereby reserves the discretion to amend this Agreement by notice to the Participant and without obtaining the Participant’s consent, to allow the Committee to use any one or more methods permitted by the Plan to satisfy the federal, state and local withholding tax requirements attributable to the PSUs being settled.

5.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of Alphabet in respect of any shares of

Capital Stock deliverable pursuant to PSUs unless and until such shares of Capital Stock have been issued on the records of Alphabet or its transfer agents or registrars. After such issuance, the Participant will have all the rights as a stockholder of Alphabet with respect to such shares of Capital Stock.

Notwithstanding the foregoing, in the event that any dividend or other distribution is declared and paid on shares of Capital Stock after the Grant Date (the date of such dividend or other distribution, the “Dividend Payment Date”), dividend equivalents in the form of additional PSUs shall be credited to the Participant. The number of additional PSUs to be credited as dividend equivalents to such Participant shall be determined (x) to the extent the dividend or other distribution is in the form of cash, by dividing (A) the product of (i) the total number of outstanding and unsettled Target Award PSUs held by the Participant immediately prior to the Dividend Payment Date, and (ii) the per-share amount of the dividend paid on shares of Capital Stock on the Dividend Payment Date, by (B) the Fair Market value of a share of Capital Stock on the Dividend Payment Date and (y) to the extent the dividend is in the form of Capital Stock, by multiplying (x) the total number of outstanding and unsettled Target Award PSUs held by the Participant immediately prior to the Dividend Payment Date and (y) the number of shares of Capital Stock paid as a dividend per share of Capital Stock. Any additional PSUs credited to the Participant under this Section 5 as dividend equivalents shall be subject to the restrictions and conditions that apply to the PSUs with respect to which such additional PSUs are credited and will be earned and payable if and when the underlying PSU becomes earned and payable, including taking into account the percentage of Target Award earned per Exhibit A. If the underlying PSU does not vest or is otherwise forfeited, any additional PSUs credited under this Section 5 with respect to the underlying PSU will also fail to vest and be forfeited. Notwithstanding anything herein to the contrary, the Committee may specify an alternative form of dividend equivalents from that specified herein with respect to any such dividend or other distribution.

6.No Special Employment Rights; No Right to Future Awards. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of the Participant’s employment by, or service to, the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the Grant Date. The award of the Grants is at the sole discretion of Alphabet and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been awarded to the Participant repeatedly in the past.

7.PSUs Not Transferable. Except to the limited extent provided in Section II.1(b) above, PSUs and the rights and privileges conferred under the Grants awarded hereby may not be transferred, assigned, pledged or hypothecated in any way by the Participant (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise transfer PSUs, or any right or privilege conferred under the Grants awarded hereby, and any attempted sale under any execution, attachment or similar process, shall be void and unenforceable against the Company.

Notwithstanding the immediately preceding paragraph, and subject to the terms and conditions of this paragraph, the Participant may, with the Company's express written consent, transfer all or a portion of any unvested Grants (but only a whole number of PSUs subject to any Grant) into one or more trusts for the purposes of estate planning (the "Trust"). Any Trust must: (a) be subject to any and all terms and conditions of the Plan and this Agreement, including, but not limited to, Section II.1 of this Agreement; (b) be described in General Instruction A.1(a)(5) of Form S-8; (c) not provide Participant with any consideration in connection with a transfer permitted under this paragraph; and (d) if requested by the Company, comply with the Trading Policy (as it may be amended from time to time). The Participant acknowledges and agrees that the Company has not made, and does not make in connection with the Grants made under this Agreement, any representations under any applicable law, including, but not limited to, federal or state tax, securities, property, probate or other estate laws, and that the Participant is solely responsible for compliance with all such applicable laws, with respect to any Grants or PSUs transferred into a Trust as permitted under this paragraph.

8.Modification; Entire Agreement; Waiver. No modification of any provision of this Agreement which reduces the Participant’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto. This Agreement, including Exhibit A and the Appendix in Exhibit B, together with the Plan, represent the entire agreement between the parties with respect to the PSUs awarded by the Grants hereunder. The failure of Alphabet to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof. Alphabet reserves the right, however, to the extent Alphabet deems necessary or advisable in its sole discretion, to unilaterally alter or modify the terms of the Grants awarded under this Agreement in order to ensure that PSUs either qualify for exemption from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”); provided, however that the Company makes no representations that PSUs will be exempt from, or will comply with, the requirements of Section 409A.

9.Binding Agreement. Subject to the limitation on the transferability of PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10.Additional Conditions to Issuance of Shares of Capital Stock. Alphabet shall not be required to issue any shares of Capital Stock hereunder prior to fulfillment of all of the following conditions: (a) the completion of any registration or other qualification of such shares of Capital Stock under any federal, state or local law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, or under any stock exchange on which the shares of Capital Stock are listed for trading, which the Committee shall, in its absolute discretion, deem necessary or advisable; (b) the obtaining of any approval or other clearance from any federal, state or local governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (c) the lapse of such reasonable period of time not to exceed forty-five (45) days following a Determination Date as the Committee may establish from time to time for reasons of administrative convenience.

11.Plan Governs. This Agreement is subject in all respects to all terms and provisions of the Plan and the Plan document is hereby incorporated into this Agreement. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will control.

12.Policy Against Insider Trading; Recoupment.

(a)By accepting the Grants, the Participant acknowledges that (i) a copy of the Trading Policy has been made available to the Participant, (ii) the Participant has had an opportunity to review the Trading Policy and (iii) the Participant is bound by all the terms and conditions of the Trading Policy.

(b)By accepting the Grants, the Participant agrees that (i) incentive-based compensation paid to the Participant pursuant to this Agreement may be subject to recoupment or clawback to the extent permitted or required by applicable law (A) in the event of a restatement of financial statements due to material noncompliance with any financial reporting requirement as a result of misconduct by any person or (B) as may be required by any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, and (ii) by accepting the Grants pursuant to the Plan and this Agreement, Participant authorizes such clawback and agrees to comply with any Company request or demand for such recoupment.

13.Committee Authority. The Committee has full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and this Agreement and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Participant, the Company and all other interested persons.

14.Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

15.Severability. In the event that any provision in this Agreement is held to be invalid or unenforceable for any reason, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

16.Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of California without regard to its conflict of law principles.

17.Section 409A Compliance. It is intended that the Plan and the Agreement comply with, or be exempt from, the requirements of Section 409A and any related guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment with, or service to, the Company for purposes of this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

18.Employee Data Privacy.

(a)The Company is located at 1600 Amphitheatre Parkway, Mountain View, CA 94043, U.S.A., and grants employees of the Company and its affiliates PSUs at the Company’s sole discretion. If the Participant would like to be eligible to participate in the Plan, the Participant should review and accept the following information about the Company’s data processing practices.
(b)Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of stock or directorships held in the Company, and details of all PSUs cancelled, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or the Participant’s employer. If the Company offers the Participant a grant of PSUs under the Plan, then the Company will collect the Participant’s personal data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be his or her consent.

(c)Stock Plan Administration Service Providers. The Company may transfer personal data to third parties which assist the Company with the implementation, administration and management of the Plan, including Charles Schwab & Co., Inc., Morgan Stanley Smith Barney, LLC, and/or such other third parties as may be selected by the Company. In the future, the Company may select a different service provider and disclose the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade shares of Capital Stock. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.
(d)International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from those of the United States. The Company’s legal basis for the transfer of personal data is the Participant’s consent.
(e)Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under applicable tax and securities laws. When the Company no longer needs the personal data, the Company will remove it from its systems. If the Company keeps data longer, it would be to satisfy legal, tax or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
(f)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant may not be able to participate in the Plan. This would not affect the Participant’s salary from or employment with the Participant’s employer; the Participant would merely forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (a) request access to or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in the Participant’s country, and/or (g) request a list with the names and addresses of any potential recipients of personal data. To receive clarification regarding the Participant’s rights or to exercise your rights, please contact gem-help@google.com.
(h)Additional Consents. Upon request of the Company or if different, the Participant’s employer, the Participant agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Participant’s employer) that the Company and/or the Participant’s employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant may not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Participant’s employer.
(i)Supplemental Notice at Collection for California Residents. The following additional disclosures are addressed and only apply to a Participant who resides in California. The categories of personal information that the Company collects from the Participant correspond with the following categories of “personal information” as defined in the California Consumer Privacy Act (“CCPA”): identifiers; any information that identifies, relates to, describes, or is capable of being associated with, a particular individual; characteristics of protected classifications under California or federal law (namely, age); commercial information; and professional or employment related information. The Company collects from the Participant the following category of “sensitive personal information” as defined in the CCPA: social security, driver’s license, state identification card and/or passport number. The Company does not use such sensitive personal information to infer characteristics about the Participant and only uses such sensitive personal information for the purposes referenced in subsection 1798.121(a) of the CCPA. The Company does not “sell” or “share” the Participant’s “personal information” as the CCPA defines these terms. The Company’s CCPA Privacy Policy is available at go/epp.
19.Appendix. Notwithstanding any provisions in this Agreement, if the Participant resides and/or works outside of the United States, certain additional general terms and conditions as set forth in the Appendix in Exhibit B will apply to the Participant. In addition, the PSUs shall be subject to any additional terms and conditions set forth in the Appendix for the jurisdiction in which the Participant resides and/or works. If the Participant relocates from the United States to a country outside the United States or relocates between the jurisdictions specified in the Appendix, the additional general and country-specific terms and conditions, as applicable, will apply to the Participant, to the extent that Alphabet determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

20.Acceptance. The Participant must accept the Grants and agree to the terms and conditions of the Grants as set forth in the Plan and this Agreement (including Exhibit A and Exhibit B), by electronically accepting this Agreement immediately following the Grant Date.

EXHIBIT A

A.Performance Goals. The number of PSUs that may be earned under each Grant will be determined based on Alphabet’s achievement of Threshold, Target or Maximum levels (“Performance Goals”) of cumulative total shareholder return (“TSR”) vs. the respective TSRs of the constituent companies in the S&P 100 Index (the “S&P 100 Index Companies”) (the “TSR Performance”) over the Performance Period in respect of such Grant. The terms “Threshold,” “Target” and “Maximum,” when used in this Exhibit A to describe Alphabet’s TSR Performance, are defined below:

Performance Goals	Alphabet’s Percentile Rank Relative to Peer Companies	Percentage of Target Award Earned (straight-line interpolation between Threshold and Target; and Target and Maximum)
Minimum	Below 25th percentile	0%
Threshold	At 25th percentile	50%
Target	At 50th percentile	100%
Maximum	At or above 75th percentile	200%

TSR Performance for Alphabet and for the S&P 100 Index Companies (each, a “Peer Company”) shall be calculated as follows:

(Ending Average Share Price – Starting Average Share Price) + Dividends Reinvested
Starting Average Share Price

Where:

Starting Average Share Price for both Alphabet and the Peer Companies is equal to the average closing price for each trading day in the 90 calendar day period ending on the calendar day immediately preceding the first day of the Performance Period (inclusive of such calendar day).

Ending Average Share Price for both Alphabet and the Peer Companies is equal to the average closing price for each trading day in the 90 calendar day period ending on the last calendar day of the Performance Period (inclusive of such last calendar day).

The Peer Companies are those companies (other than Alphabet) comprising the S&P 100 Index on the Grant Date adjusted as follows in the event of certain corporate events in connection with the Peer Companies:

Merger with Company in Peer Group	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company
Merger with Company not in Peer Group where Peer Company survives
In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction of a Peer Company by an entity that is not a Peer
Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company

Merger with Company not in Peer Group where Peer Company is not the survivor/Peer Company taken private
In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer
Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company

Bankruptcy, Liquidation or Delisting
In the event of a bankruptcy, liquidation or delisting of a Peer Company at any time during the Performance Period, such company shall remain a Peer Company and be assigned a TSR of
-100%. Delisting shall mean that a company ceases to be publicly traded on a national securities exchange as a result of any involuntary failure to meet the listing requirements of such national securities exchange, but shall not include delisting as a result of any voluntary going private or similar transaction.

Spin-off Transaction
In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the fair market value of the distribution on the date of such distribution; the performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR

Dividends Reinvested for both Alphabet and the Peer Companies shall mean dividends paid with respect to an ex-dividend date that occurs beginning from the date when the Starting Average Share Price is measured through the end of the Performance Period (whether or not the dividend payment date occurs during this period), which shall be deemed to have been reinvested in the underlying Capital Stock or common shares, as applicable.

For TSR Performance, should Alphabet fail to achieve at least Threshold, zero percent (0%) of the Target Award shall be earned. Should Alphabet achieve (a) Threshold, fifty percent (50%) of the Target Award shall be earned, (b) Target, one hundred percent (100%) of the Target Award shall be earned, or (c) Maximum (or greater), two hundred percent (200%) of the Target Award shall be earned. Should Alphabet achieve a TSR Performance level that falls between Threshold and Target or between Target and Maximum, the percentage of the Target Award that shall be earned will be based upon straight-line interpolation between such Performance Goals, rounded up to the nearest whole share of Capital Stock.

B.Determination and Approval of Final Award. Within forty-five (45) days following the last day of the Performance Period, the Committee shall determine achievement in respect of the Performance Goals (the date of such determination, the “Determination Date”) and shall calculate and approve the Final Award in respect of such Grant. Any PSUs that are determined not to be earned by the Committee under such Grant will be forfeited as of the Determination Date and the Participant will have no further rights to such PSUs.

The Committee, in its sole discretion, shall make all determinations regarding the Performance Goals, including, but not limited to, the extent of achievement, and any adjustments to the calculation of TSR of Alphabet or the Peer Companies, as necessary or appropriate. Determinations made by the Committee will be final and binding on all parties and will be given the maximum discretion permitted by law.

EXHIBIT B
APPENDIX OF
ADDITIONAL TERMS AND CONDITIONS FOR
PARTICIPANTS OUTSIDE THE U.S.
ALPHABET INC.
AMENDED AND RESTATED 2021 STOCK PLAN

ALPHABET PERFORMANCE STOCK UNIT AGREEMENT
This Appendix, which is part of the Alphabet Performance Stock Unit Agreement (the “Agreement”), contains additional “terms and conditions” that will apply to the Participant if he or she resides outside the United States. The terms and conditions in Part A of this Appendix apply to all Participants who reside outside the United States. The additional terms and conditions in Part B of this Appendix will also apply to the Participant if he or she resides in one of the countries referenced in Part B. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement.
Further, this Appendix includes information regarding certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the laws in effect in the respective countries as of April 2023. Such laws are often complex and change frequently, and the information in this Appendix may be outdated when the PSUs vest and/or are settled and/or the Participant sells any shares of Capital Stock issued pursuant to the vested PSUs.
Participant may also be subject to reporting, notification or other obligations related to foreign asset/account reporting, exchange control or other laws not described in this Appendix. Alphabet therefore strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation. As a result, Alphabet cannot assure the Participant of any particular result. The Participant is therefore advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country, or is considered a resident of a country, other than that in which he or she is currently working, or transfers residence and/or employment after the Grant Date, the information contained herein may not apply to the Participant in the same manner.

A.    ALL COUNTRIES OUTSIDE THE UNITED STATES
TERMS AND CONDITIONS
The following additional terms and conditions will apply to the Participant if he or she resides in any country outside the United States.
Taxes. The following language replaces Part II, Section 4(a) and 4(b) of the Agreement:
The Participant acknowledges that, regardless of any action Alphabet or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed applicable to the Participant (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by Alphabet or the Employer. The Participant further acknowledges that Alphabet and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs or the underlying shares of Capital Stock, including, but not limited to, the grant, vesting or settlement of the PSUs, the issuance of shares of Capital Stock upon settlement of the PSUs, the subsequent sale of shares of Capital Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that Alphabet and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Unless the Participant is a Section 16 Person, prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to Alphabet and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes Alphabet and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from the Participant’s wages or other cash compensation paid to him or her by Alphabet and/or the Employer; or
(b)requiring the Participant to make a payment in a form acceptable to Alphabet in an amount equal to the withholding obligations for Tax-Related Items; or
(c)withholding from proceeds of the sale of shares of Capital Stock acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by Alphabet (on the Participant's behalf pursuant to this authorization without further consent); or
(d)withholding in shares of Capital Stock to be issued upon vesting/settlement of the PSUs.
If the Participant is a Section 16 Person at the time the PSUs, or a portion thereof, are settled, or at the time of any other relevant taxable or tax withholding event under the Plan, as applicable, then Part II, Section 4(b) of the Agreement shall govern with respect to satisfaction of all Tax-Related Items.
Alphabet may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Participant's country, in which case the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the Capital Stock equivalent), or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to Alphabet and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Capital Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Capital Stock subject to the vested PSUs, notwithstanding that a number of the shares of Capital Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
Finally, the Participant agrees to pay to Alphabet or the Employer any amount of Tax-Related Items that Alphabet or the Employer may be required to withhold or account for as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. Alphabet may refuse to issue or deliver the shares of Capital Stock or the proceeds of the sale of shares of Capital Stock, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
Nature of Grant. In accepting the PSUs, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by Alphabet, it is discretionary in nature and it may be modified, amended, suspended or terminated by Alphabet at any time, to the extent permitted by the Plan;
(b)the PSU grant is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(c)all decisions with respect to future PSU grants, if any, will be at the sole discretion of Alphabet;
(d)the PSU grant and the Participant’s participation in the Plan shall not create a right to employment or other service relationship with Alphabet;
(e)the PSU grant and the Participant's participation in the Plan shall not be interpreted as forming or amending an employment or service contract with Alphabet or the Employer, and shall not interfere with the ability of Alphabet, the Employer or any Subsidiary or affiliate of Alphabet, as applicable, to terminate the Participant's employment or service relationship;
(f)the Participant is voluntarily participating in the Plan;
(g)the PSUs and the shares of Capital Stock subject to the PSUs, and the income from and value of same, are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Alphabet or the Employer, and which is outside the scope of the Participant’s employment or service contract, if any;
(h)the PSUs and the shares of Capital Stock subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(i)unless otherwise agreed with Alphabet in writing, the PSUs and the shares of Capital Stock subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or affiliate of Alphabet;
(j)the PSUs and the shares of Capital Stock subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar mandatory payments;
(k)the future value of the underlying shares of Capital Stock is unknown, indeterminable and cannot be predicted with certainty;
(l)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of the Participant’s employment or service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any);
(m)for purposes of the PSUs, the Participant's Termination Date will be the date he or she is no longer actively providing services to Alphabet, the Employer or any of the other Subsidiaries or affiliates of

Alphabet (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any) and unless otherwise determined by Alphabet, such date will not be extended by any notice period (e.g., the Participant's period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Participant's PSU Grant (including whether the Participant may still be considered to be providing services while on a leave of absence);
(n)unless otherwise provided in the Plan or by Alphabet in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Capital Stock; and
(o)neither Alphabet, the Employer nor any Subsidiary or affiliate of Alphabet shall be liable for any foreign exchange rate fluctuation between the Participant's local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the vesting of the PSUs or the subsequent sale of any shares of Capital Stock acquired upon settlement.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Capital Stock. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
Insider Trading Restrictions / Market Abuse Laws. The Participant acknowledges that, depending on the Participant's country, the broker's country or the country where Alphabet's shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to accept, acquire, sell or otherwise dispose of shares of Capital Stock, rights to acquire shares of Capital Stock (e.g., PSUs) or rights linked to the value of shares of Capital Stock during such times as the Participant is considered to have “inside information” regarding the Company as defined by or determined under the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities, where third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to the Trading Policy described in Part II, Section 12 of the Agreement. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions and that he or she should speak to his or her personal legal advisor regarding this matter.
Foreign Asset / Account Reporting Requirements, Exchange Controls and Tax Requirements. The Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold shares of Capital Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Capital Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. In addition, the Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Capital Stock. The Participant acknowledges that it is the Participant's responsibility to be compliant with all such requirements, and the Participant should consult his or her personal legal and tax advisors, as applicable, to ensure his or her compliance.
Issuance of Shares. If advisable due to local law requirements, the Committee, in its sole and absolute discretion, may require the immediate forced sale of the shares of Capital Stock issuable upon settlment of the PSUs. Alternatively, unless otherwise set forth in this Appendix, the Committee, in its sole and absolute discretion, may determine to pay out the PSUs in cash equal to the Fair Market Value of the shares of Capital Stock underlying the PSUs.
Imposition of Other Requirements. Alphabet reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any shares of Capital Stock acquired under the Plan, to the extent Alphabet determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Language. The Participant acknowledges and represents that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so that the Participant understands the terms of the Plan and this Agreement and any other documents related to the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
Notice of Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
Electronic Delivery and Participation. Alphabet may, in its sole discretion, decide to deliver any documents related to current or future participation by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Alphabet or another third party designated by Alphabet.

B.    COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS
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